Exhibit 99.1

POPE & TALBOT, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

 (f/k/a NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
AND STOCK OWNERSHIP GUIDELINES)

The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Pope & Talbot, Inc. (including its subsidiaries, the “Company”) has recommended, and the Board has approved, this Non-Employee Director Compensation Policy (this “Policy”).  This Policy is effective as of January 1, 2005.

This document sets forth a policy with respect to the compensation of non-employee members of the Board (“Outside Directors”).

I.	POLICY REGARDING COMPENSATION FOR SERVICE ON THE BOARD AND ITS COMMITTEES

As compensation for service on the Board and its committees, Outside Directors shall be entitled to the following fees:

1.
Annual Cash Retainer.  On May 1, 2008 and on the first day of each month thereafter, each Outside Director serving on the Board of Directors shall receive one-twelfth of $50,000 payable in cash as a retainer for service on the Board of Directors in the next one-month period.

2.	Annual Chairman of the Board and Committee Chair Retainers. On May 1, 2008 and on the first day of each month thereafter:

(a)	the Outside Director selected to serve as Chairman of the Board shall receive one-twelfth of $50,000;

(b)	the Outside Director selected to serve as the Chair of the Audit shall receive one-twelfth of $10,000; and

(c)	the Outside Director selected to serve as the Chair of any other Committee shall receive one-twelfth of $7,500 in each case payable in cash as a retainer for service in that capacity during the next one-month period.

3.
Meeting Fees.  Each Outside Director shall receive a fee of $1,500 for each Board meeting attended and a fee of $1,500 for each Committee meeting attended, either in person or by teleconference.  Such fees shall be in addition to reimbursement for reasonable expenses incurred by the Outside Directors in connection with attendance and such meetings (e.g., airfare, lodging, etc.).

II.	OTHER PROVISIONS

1.
The Committee has the full authority to administer this Policy, including authority to interpret and construe any provision of the Policy as the Committee may deem necessary.  Decisions of the Committee shall be final and binding.

2.	The Committee has authority to obtain advice and assistance from internal or external legal, accounting or other advisors with respect to the administration of this Policy.

Adopted:  December 14, 2004
Amended:  May 11, 2006; September 29, 2006; April 13, 2007;
October 8, 2007; March 12, 2008